Exhibit 99.4

                               [Chase Letterhead]


Chase Bank USA, N.A.
201 N. Walnut Street
Wilmington, DE 19813

                                               March 29, 2005

          Management Report on Internal Control over Administration of the Chase Credit Card Owner Trust Series 2004-2

Management of Chase Bank USA, N.A. (the "Bank"), as Administrator of the Chase Credit Card Owner Trust Series 2004-2 (the "Owner Trust") is responsible for establishing and maintaining effective internal control over its Administration of the Certificates held by the Owner Trust and the Notes issued by the Owner Trust in compliance with the Chase Credit Card Owner Trust Series 2004-2 Indenture, dated as of June 1, 2004 (the "Administration" of the Owner Trust), which is designed to provide reasonable assurance regarding the proper Administration of the Owner Trust.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to Administration of the Owner Trust. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of the Bank, as Administrator of the Chase Credit Card Owner Trust Series 2004-2, assessed its internal control over its Administration of the Owner Trust as of December 31, 2004, in compliance with the Chase Credit Card Owner Trust Series 2004-2 Indenture, dated as of June 1, 2004, in relation to the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Bank, as Administrator of the Chase Credit Card Owner Trust Series 2004-2, maintained effective internal control over the Administration of the Owner Trust as of December 31, 2004, in compliance with the Chase Credit Card Owner Trust Series 2004-2 Indenture, dated as of June 1, 2004, based on the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ Raymond Fischer
-----------------------------
Raymond Fischer
Chief Financial Officer
Chase Bank USA, N.A.

/s/ Keith Schuck
-----------------------------
Keith Schuck
President
Chase Bank USA, N.A.